As filed with the Securities and Exchange Commission on June 30, 2003
Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIEBEL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	94-3187233 (I.R.S. Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, California 94404
(650) 477-5000
(Address of principal executive offices)

2003 Employee Stock Purchase Plan
(Full title of the plans)

Thomas M. Siebel
Chairman and Chief Executive Officer
Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, California 94404
(650) 477-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Eric C. Jensen, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	15,000,000	$9.88	$148,200,000	$11,990

(1) Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of the registrant's common stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant's common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant's common stock on June 26, 2003 as reported on the Nasdaq National Market.

The shares registered hereunder are issuable in connection with the Siebel Systems, Inc. 2003 Employee Stock Purchase Plan (the "Plan"). The Plan was approved by the stockholders of Siebel Systems, Inc. (the "Company") at the 2003 Annual Meeting of Stockholders held on June 11, 2003. Approximately 95% of the stockholder votes were cast in favor of adopting the Plan.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this registration statement:

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including all material incorporated by reference therein;

  The Company's Definitive Proxy Statement on Schedule 14A, filed on May 14, 2003 and all additional definitive proxy soliciting material and Rule 14a-12 material;

  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including all material incorporated by reference therein;

  The Company's Current Report on Form 8-K dated as of April 23, 2003, including all material incorporated by reference therein;

  The Company's Current Report on Form 8-K dated as of April 4, 2003, including all material incorporated by reference therein;

  The description of the Company's common stock set forth in its Registration Statement on Form 8-A, filed with the Commission on May 15, 1996, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Act") prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock being registered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. James C. Gaither, senior counsel at Cooley Godward LLP, is a director of the Company. As of the date of this prospectus, certain members and associates of Cooley Godward LLP beneficially own an aggregate of 175,438 shares of the Company's common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Act.

The Company's Amended and Restated Certificate of Incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and executive officers that require the Company to indemnity such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

EXHIBITS
Exhibit Number	Document
5.1	Opinion of Cooley Godward LLP.
23.1	Independent Auditors' Consent.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this registration statement.
24.1	Power of Attorney is contained on the signature pages.
99.1	2003 Employee Stock Purchase Plan.

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (  230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Act that are incorporated by reference herein.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on June 27, 2003.

Siebel Systems, Inc.

By: /s/ Thomas M. Siebel
Thomas M. Siebel
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Thomas M. Siebel and Kenneth M. Goldman, and each or any one of them, his true and lawful attorney- in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas M. Siebel Thomas M. Siebel	Chairman and Chief Executive Officer (Principal Executive Officer)	June 27, 2003
/s/ Kenneth A. Goldman Kenneth A. Goldman	Senior Vice President Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2003
__________________ Patricia A. House	Vice Chairman and Vice President, Strategic Planning	June __, 2003
/s/ James C. Gaither James C. Gaither	Director	June 30, 2003
/s/ Marc F. Racicot Marc F. Racicot	Director	June 27, 2003
/s/ Eric E. Schmidt, Ph.D. Eric E. Schmidt, Ph.D.	Director	June 27, 2003
/s/ Charles R. Schwab Charles R. Schwab	Director	June 30, 2003
/s/ George T. Shaheen George T. Shaheen	Director	June 28, 2003
/s/ A. Michael Spence, Ph.D. A. Michael Spence, Ph.D.	Director	June 30, 2003

EXHIBIT INDEX

Exhibit Number	Document
5.1	Opinion of Cooley Godward LLP.
23.1	Independent Auditors' Consent.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this registration statement.
24.1	Power of Attorney is contained on the signature pages.
99.1	2003 Employee Stock Purchase Plan.